AMENDMENT NO. 1
TO
ADMINISTRATION AGREEMENT
     This Amendment dated as of October 5, 2012, amends the ADMINISTRATION AGREEMENT (the “Agreement”) made June 1, 2010, by and between INVESCO ADVISERS, INC., a Delaware corporation (the “Administrator”) and INVESCO VAN KAMPEN SENIOR LOAN FUND, a Massachusetts business trust (the “Fund”).
W I T N E S S E T H:
     WHEREAS, the parties agree to amend Section 9 of the Agreement to permit assignments in connection with a merger and/or redomestication of the Fund;
     NOW, THEREFORE, the parties hereby agree as follows:
1.	Pursuant to Section 10 of the Agreement, Section 9 of the Agreement is hereby deleted and replaced with the following:

“Duration and Termination. This Agreement will become effective upon the date hereabove written and shall continue in effect thereafter until terminated without penalty by the Administrator or the Fund upon 30 days’ written notice to the other. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder), except that the Fund may assign this Agreement, without approval of the Administrator, 1) to a successor in connection with a redomestication of the Fund and 2) to another fund within the Invesco family of funds in connection with a merger or reorganization of the Fund and such other Invesco fund.”
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson Assistant Secretary	By: Name:	/s/ John M. Zerr John M. Zerr
		Title:	Senior Vice President

(SEAL)

INVESCO VAN KAMPEN SENIOR LOAN FUND

Attest:	/s/ Peter Davidson Assistant Secretary	By: Name:	/s/ John M. Zerr John M. Zerr
		Title:	Senior Vice President

(SEAL)